Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS

NET INCOME INCREASES 31%

ST. PAUL, October 16, 2007 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) announced today results for the third quarter ended September 30, 2007.

•	Revenues increased $2,039,000 to $20,759,000, or 11%
•	Consolidated gross margin remained at 46%
•	Operating margin increased to 15% from 14%
•	Net income increased $463,000 to $1,939,000, or 31%

For the three-month period ended September 30, 2007, revenues increased to $20,759,000 compared to $18,720,000 from the prior-year period. Operating income increased to $3,050,000 compared to $2,646,000 from the prior-year period. The Company recorded net income of $1,939,000, or $0.22 per diluted share, compared to net income of $1,476,000, or $0.17 per diluted share, or a 31% increase in net income from the comparable period last year.

For the nine-month period ended September 30, 2007, revenues increased to $60,561,000 compared to $52,469,000, or 15%, from the prior-year period. Operating income increased to $8,130,000 compared to $6,521,000, from the comparable period last year. Net income increased to $5,255,000, or $0.59 per diluted share, compared to net income of $3,512,000, or $0.40 per diluted share, or an increase of 50% in net income from the comparable period last year.

Consolidated revenue growth for the quarter was consistent with our annualized growth rates since 2003. Both product sales at 26% and DAU (drugs-of-abuse laboratory) at 13% showed strong growth in the quarter. Specialty Laboratory Services revenues were down 3% in the quarter compared to the same quarter last year.

MEDTOX Scientific, Inc.

October 16, 2007

This reduction was attributable to lower revenues in our higher margin Clinical Trial Services (CTS) portion of the Specialty Lab. As the Company has consistently stated, CTS is project oriented and may demonstrate a pattern of variability in quarter to quarter comparisons. In the current quarter, a number of scheduled projects were moved by sponsors into Q4 2007 and Q1 2008. The trend for our clinical lab is positive year-to-date and our current expectation is that it will remain positive through year-end.

Overall, expenses for the quarter were in line with expectations. Total selling, general and administrative expenses for the quarter were 28% of revenues, down from 29% of revenues for the same period last year. Research and development expenses increased 3.5% to $599,000 for the quarter from $579,000 in the comparable period last year.

MEDTOX will hold a teleconference to discuss third quarter 2007 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing (888) 230-5944 a few minutes prior to the scheduled start time on October 16 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing (913) 981-5542. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through October 23 at (888) 203-1112 conference ID #1001784. International callers may access the replay at (719) 457-0820 with the same conference ID #1001784.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2006 Annual Report on Form 10-K.

MEDTOX Scientific, Inc.

October 16, 2007

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES:
Laboratory services	$ 15,723	$ 14,725	$ 46,499	$ 40,540
Product sales	5,036	3,995	14,062	11,929
	20,759	18,720	60,561	52,469

COST OF REVENUES:
Cost of services	9,322	8,555	27,431	24,364
Cost of sales	1,936	1,525	5,310	4,585
	11,258	10,080	32,741	28,949

GROSS PROFIT	9,501	8,640	27,820	23,520

OPERATING EXPENSES:
Selling, general and administrative	5,852	5,415	17,726	15,429
Research and development	599	579	1,964	1,570
	6,451	5,994	19,690	16,999

INCOME FROM OPERATIONS	3,050	2,646	8,130	6,521

OTHER EXPENSE:
Interest expense	(42)	(99)	(139)	(372)
Other expense, net	(136)	(143)	(280)	(429)
	(178)	(242)	(419)	(801)

INCOME BEFORE INCOME TAX EXPENSE	2,872	2,404	7,711	5,720

INCOME TAX EXPENSE	(933)	(928)	(2,456)	(2,208)

NET INCOME	$ 1,939	$ 1,476	$ 5,255	$ 3,512

BASIC EARNINGS PER COMMON SHARE	$ 0.23	$ 0.18	$ 0.63	$ 0.43

DILUTED EARNINGS PER COMMON SHARE	$ 0.22	$ 0.17	$ 0.59	$ 0.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,397,882	8,178,489	8,286,551	8,161,176
Diluted	9,010,490	8,802,279	8,891,581	8,775,285

MEDTOX Scientific, Inc.

October 16, 2007

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$ 2,003	$ 1,261
Accounts receivable, net	15,350	11,067
Inventories	3,518	3,538
Other current assets	2,266	2,841
Total current assets	23,137	18,707

Building, equipment and improvements, net	24,106	19,572

Other assets	19,566	21,595
Total assets	$ 66,809	$ 59,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 11,774	$ 8,892

Long-term obligations	2,816	3,038

Stockholders’ equity	52,219	47,944
Total liabilities and stockholders’ equity	$ 66,809	$ 59,874